Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Jupiter Neurosciences, Inc. on Form S-3 of our report, dated April 1, 2026, with respect to our audit of the financial statements of Jupiter Neurosciences, Inc. as of December 31, 2025 and for the year then ended. Our report includes an explanatory paragraph regarding the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to reference to our firm under the caption “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

April 15, 2026